Exhibit 33.e



                                         Deutsche Bank [LOGO]

                                         Deutsche Bank Trust Company Americas
                                         Commercial Real Estate / Global Banking
                                         60 Wall Street, 42nd Floor, NYC60-4216
                                         New York, NY 10005



  Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

Deutsche Bank Trust Company Americas (the "Company"), a subsidiary of Deutsche Bank, is responsible for assessing compliance with the servicing criteria applicable to the Company under paragraph (d) of Item 1122 of Regulation AB for the Company's role as subservicer of the construction component of the Waterview Office Building in Rosslyn, Virginia, in accordance with the MRI Waterview Mortgage Loan, a loan in Comm 2007-C9, as of December 31, 2007 and for the period from August 14, 2007 to December 31, 2007 (the "Reporting Period"), except for 1122 (d)(1)(iii), 1122 (d)(2)(i), 1122 (d)(2)(vi), 1122 (d)(3), 1122
(d)(4)(ii) through 1122 (d)(4)(v), 1122 (d)(4)(vii) through 1122 (d)(4)(ix),
1122 (d)(4)(xi), 1122 (d)(4)(xii), 1122 (d)(4)(xiv), and 1122 (d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report.

The Company has complied, in all material respects, with the applicable servicing criteria as of December 31, 2007 and for the Reporting Period with respect to its role as subservicer of the construction component of the Waterview Office Building in Rosslyn, Virginia, in accordance with the MRI Waterview Mortgage Loan, a loan in Comm 2007-C9. The Company has not identified and is not aware of any material instance of noncompliance as of December 31, 2007 and for the Reporting Period. Although the Company is responsible for assessing compliance with Sections 1122 (d)(1)(ii), 1122 (d)(4)(i), and 1122
(d)(4)(vi) of Regulation AB, there were no servicing activities performed by the Company during the Reporting Period that required these servicing criteria to be complied with.

Ernst & Young, LLP, an independent registered public accounting firm, has issued an attestation report on the Company's assessment of compliance with the applicable servicing criteria for the Reporting Period.


                                            /s/ Amy Sinensky
                                            --------------------------
                                            Amy Sinensky, Director



                                            /s/ Steven Sauer
                                            --------------------------
                                            Steven Sauer, Director


February 29, 2008